Exhibit 99.1

FROM:	Franklin Resources, Inc. Media Relations: Matt Walsh (650) 312-2245 Investor Relations: Brian Sevilla (650) 312-4091 franklinresources.com

FOR IMMEDIATE RELEASE

President & CEO Gregory E. Johnson Named Chairman of Franklin Resources, Inc.,

Replacing Charles B. Johnson

San Mateo, CA, June 13, 2013 – Franklin Resources, Inc. (the “Company”) [NYSE:BEN] today announced that Charles B. Johnson will retire as chairman of the board and director, effective on the close of business on June 13, 2013. The Company’s board of directors approved the appointment of Gregory E. Johnson as chairman, and he will continue in his roles as president and CEO.

Additionally, the company announced that Charles E. Johnson has been named to the Franklin Resources, Inc. board of directors, effective June 13, 2013. Charles E. Johnson was formerly co-president of Franklin Resources from 1999 until 2003. He is currently the founder and managing general partner of Tano Capital, a San Mateo, CA-based family office and alternative asset management firm, with offices in Mauritius, Mumbai, San Mateo, Shanghai, Singapore and Tokyo.

Also effective June 13, 2013, Charles B. Johnson has retired as chairman, director/trustee and officer of certain US-registered Franklin and Templeton funds (the “FT funds”). In addition, effective June 13, 2013, Rupert H. Johnson, Jr., director/trustee and vice president of certain FT funds, was appointed to the boards of the FT funds for which he was not already a director/trustee and he was also appointed as chairman of the board for the FT funds. Gregory E. Johnson, director/trustee of certain FT funds, was appointed to the boards of the FT funds for which he was not already a director/trustee.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management solutions managed by its Franklin, Templeton, Mutual Series, Bissett, Fiduciary Trust, Darby, Balanced Equity Management and K2 investment teams. The San Mateo, CA-based company has more than 65 years of investment experience and over $846 billion in assets under management as of May 31, 2013. For more information, please call 1-800/DIAL BEN® or visit franklinresources.com.

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